Exhibit 99.1

FOR IMMEDIATE RELEASE

MEDIA CONTACT:                     STOCKHOLDER CONTACT:
Mary Ann Susco                     Marco Acosta
(212) 850-1382                     1-800-597-6068 (Option #1)
acostam@jwseligman.com             suscom@jwseligman.com

                 TRI-CONTINENTAL CORPORATION (NYSE: TY) DECLARES
                           THIRD QUARTER DISTRIBUTION

NEW YORK, August 20, 2007 - The Board of Directors of Tri-Continental Corporation (NYSE: TY) today declared a third quarter distribution of $0.755 per share of common stock and $0.625 per share of preferred stock. Distributions on common stock will be paid on September 20, 2007 to Stockholders of record on September 11, 2007, and distributions on preferred stock will be paid on October 1, 2007 to Stockholders of record on September 11, 2007. The ex-dividend date for both the common stock and for the preferred stock is September 7, 2007. Common Stockholders may elect to receive all or a portion of their distribution in additional shares.

The $0.755 per share distribution on the common stock is in accordance with the Corporation's new distribution policy approved by Stockholders on May 30, 2007. The new distribution policy calls for quarterly distributions equal to 2.75% of the net asset value (NAV) attributable to the Corporation's common stock at the end of the prior calendar quarter (or approximately 11% annually), consisting of distributions of income, and one or both of net realized capital gains and returns of capital. The final determination of the sources of all distributions in 2007 for tax purposes, including the percentage of qualified dividend income, will be made after year-end.

Tri-Continental Corporation is one of the nation's largest, diversified, publicly traded closed-end equity investment companies and has paid dividends for 63 consecutive years. The Corporation is managed by J. & W. Seligman & Co. Incorporated, a New York-based investment manager and advisor, which was founded in 1864. Seligman Advisors, Inc. is the principal underwriter of the Seligman mutual funds.

You should consider the investment objectives, risks, charges, and expenses of the Corporation carefully before investing. A prospectus containing information about the Corporation (including its investment objectives, risks, charges, expenses, and other information) may be obtained by calling 800-TRI-1092. The prospectus should be read carefully before investing in the Corporation.

                                       ###